Exhibit 5.1

[AKIN GUMP STRAUSS HAUER & FELD LLP LETTERHEAD]

March 17, 2006

Transmeridian Exploration Inc.

397 N. Sam Houston Pkwy E., Suite 300

Houston, TX 77060

Ladies and Gentlemen:

We have acted as counsel to Transmeridian Exploration Inc., a company organized under the laws of the British Virgin Islands (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of (i) the proposed offer by the Company to exchange (the “Exchange Offer”) all outstanding unregistered Senior Secured Notes due 2010 of the Company (the “Outstanding Notes”) for Senior Secured Notes due 2010 of the Company (the “Registered Notes”) which have been registered under the Act, and (ii) the guarantees (the “Guarantees”) of the entities listed in the Registration Statement (the “Guarantors”). The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an Indenture, dated as of December 12, 2005 (as supplemented by that certain First Supplemental Indenture, dated as of December 22, 2005, the “Indenture”), by and among the Company, the Guarantors and The Bank of New York, as trustee (the “Trustee”).

We have examined originals or certified copies of such corporate records of the Company and the Guarantors and other certificates and documents of officials of the Company and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties to all documents other than the Company and the Guarantors, the due authorization, execution and delivery of all documents by the parties thereto other than the Company and the Guarantors, that the Registered Notes will conform to the specimens examined by us and that the Trustee’s certificate of authentication of Registered Notes will be manually signed by one of the Trustee’s authorized officers.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that, when (a) the Registration Statement has become effective under the Act, (b) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Registered Notes have been duly executed, authenticated, issued and delivered in accordance

Transmeridian Exploration Inc.

March 17, 2006

with the terms of the Indenture against receipt of the Outstanding Notes surrendered in exchange therefor, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (e) applicable provisions of “blue sky” laws have been complied with,

1.	the Registered Notes proposed to be issued pursuant to the Exchange Offer, when duly executed, authenticated and delivered by or on behalf of the Company, will be binding obligations of the Company; and

2.	the Guarantees proposed to be issued pursuant to the Exchange Offer will be binding obligations of each Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to any constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of any jurisdiction (“Laws”) other than (i) the federal Laws of the United States, (ii) the General Corporation Law of the State of Delaware, (iii) the Laws of the State of New York and (iv) the Laws of the State of Texas.

B.	The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) limitations on the waiver of rights under usury Laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/S/ AKIN, GUMP, STRAUSS, HAUER & FELD LLP